MINUTES OF THE BOARD OF DIRECTORS OF THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
A Nevada Corporation

May 30, 2024

A Board of Directors meeting of Therapeutic Solutions International, Inc. ("TSOI"), a Nevada corporation (the "Company") was called to order at 4:00 pm on May 30, 2024, by Timothy G. Dixon, Chairman. All Board Members were present.

As the only order of business, the Board discussed the licensing of certain intellectual property to Campbell Neurosciences, Inc. Upon a motion, seconded and unanimously passed the following resolution was adopted:

WHEREAS, previously licensing actions were taken with the intent to capitalize Campbell Neurosciences, Inc. ("CNSI"), it is the Boards desire to offer an additional patent into licensing; and,

IT IS RESOLVED, that on May 30, 2024, the Board determined it to be in the best interest of the Company to further capitalize CNSI by licensing the following patent:

Patent:

Patent Publication No. 20220280574 filed by Licensor and titled as: Therapeutic Monocytes for Prevention of Suicidal Ideation.

RESOLVED FURTHER, that the officers of the Company are hereby authorized to do and perform any and all such acts, including execution and issuance of any and all documents, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolution. A facsimile copy of this resolution shall have the same legal effect as an original of the same.

RESOLVED FURTHER, that these meeting minutes shall be filed in the minute book of the Company and become a part of the official records of the Company.

No further business was brought before the Board and the Chairman closed the meeting at 4:30 pm.

Timothy G. Dixon Chairman of the Board	Thomas E. Ichim Director